                                                                      Exhibit 99

[INTERNATIONAL PAPER LOGO]

                                                  INTERNATIONAL PAPER PLAZA
                                                  400 ATLANTIC STREET
                                                  STAMFORD, CT 06921
News Release
CONTACTS:

         Media:            Jennifer Boardman, 203-541-8407


         Investors:        Darial Sneed, 203-541-8541
                           Carol Tutundgy, 203-541-8632

             International Paper Reports Third Quarter 2002 Earnings

Stamford, Conn. - Oct. 23, 2002 - International Paper (NYSE: IP) today reported 2002 third-quarter net earnings of $145 million ($0.30 per share), compared with a net loss of $275 million ($0.57 per share) in the third quarter 2001 and net earnings of $215 million ($0.45 per share) in the second quarter 2002.

Third-quarter net sales were $6.4 billion compared with $6.5 billion for the same period in 2001 and $6.3 billion in the second quarter of 2002.

Before special items, earnings for the 2002 third quarter were $153 million ($0.32 per share), compared with 2001 third-quarter earnings before special items of $68 million ($0.14 per share) and second-quarter 2002 earnings before special items of $169 million ($0.35 per share).

"Despite a mixed third-quarter business environment, our third-quarter earnings are significantly higher than last year's levels," said John Dillon, International Paper chairman and chief executive officer. "Profits are up versus last year for three straight quarters, demonstrating the ongoing success of our internal programs and focus on our cost structure. We are well positioned for future earnings growth when the economy shows more consistent, broad based improvement."

As in the first and second quarters of 2002, third-quarter results reflect the elimination of goodwill amortization effective January 1, 2002, resulting in an increase of $0.09 per share in the third quarter ($0.28 per share for the nine months ended Sept. 30) compared with 2001 results.

Special items in the quarter consisted of a pre-tax charge of $10 million ($4 million after taxes and minority interest) for business realignment severance costs, a pre-tax charge of $9 million ($5 million after taxes and minority interest) for asset impairment charges, and a net $3 million gain before taxes ($1 million after taxes) related to adjustments of gains (losses) of businesses previously sold.

Third-quarter 2001 special items included a net gain of $47 million before taxes (net loss of $2 million after taxes) related to disposition and impairment losses on assets of businesses held for sale, and charges in the amount of $481 million before taxes ($341 million after taxes) in connection with facility and business rationalizations and an increase in litigation related reserves. Special items in the second quarter of 2002 consisted of a pre-tax charge of $79 million ($50 million after taxes) for facility closures, administrative realignment and related severance costs, and a net $28 million gain before taxes and minority interest ($96 million after taxes and minority interest) related to sales and expenses of businesses held for sale.

The company estimates that the impact on our defined benefit pension plans of the sharp decline in the stock market and lower interest rates will result in a reduction in shareholders' equity of about $1.5 billion at year-end. This adjustment is required by U.S. GAAP when the accrued pension liability exceeds the market value of plan assets. The exact amount of the reduction will depend on year-end plan asset values and interest rates. However, cash flow will not be impacted this year. In addition, a recently completed funding study indicates that the probability of required cash contributions to the plan over the next several years is low.

Segment Information

Compared with third quarter 2001, operating profit was higher as volumes improved in Printing Papers in North America and containerboard and as non-price initiatives continued to improve results.

Third-quarter 2002 segment earnings and business trends compared with second quarter 2002 are as follows.

Third-quarter earnings for Printing Papers were $180 million, up from second-quarter 2002 earnings of $106 million, due to higher volumes in North America and strong manufacturing performance both in North America and Europe.

Industrial and Consumer Packaging earnings were $128 million in the third quarter, compared with $145 million in the second quarter. Although container pricing increased late in the quarter, average price realization for the full quarter was lower and offset improved volume and pricing in containerboard and kraft. Segment results were also lower due to start-up costs associated with a machine upgrade in bleached board.

Earnings in the company's distribution business, xpedx, were $23 million for the third quarter of 2002, the same as in the second quarter as the business continued its focus on internal cost controls.

Third-quarter Forest Products earnings were $164 million compared with $204 million in the second quarter primarily due to lower wood products prices and the favorable impact in the second quarter of $18 million from the reversal of previously accrued countervailing and anti-dumping duties on the company's Weldwood operations in Canada.

Earnings at Carter Holt Harvey, International Paper's 50.5 percent owned subsidiary in New Zealand, rose slightly to $16 million in the third quarter compared with second-quarter earnings of $14 million as continued strength in the Australian and New Zealand housing markets offset seasonally reduced harvest volumes.

Corporate expenses, net, increased from $37 million in the second quarter of 2002 to $71 million in the third quarter due primarily to lower foreign exchange gains, a decrease in pension income and an increase in benefit-related expenses.

The company will hold a webcast to discuss earnings and current market conditions at 10 a.m. (EDT) today. All interested parties are invited to listen to the webcast live via the company's Internet site at http://www.internationalpaper.com by clicking on the Investor Information button. Persons who wish to listen to the live earnings webcast must pre-register at the site prior to the webcast. A replay of the webcast will also be available on the Web site beginning approximately one hour after completion of the webcast.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative'r' (SFI'sm') program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

                                      # # #

Statements in this press release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including whether our efforts relating to capacity rationalization and realignment initiatives will have the results anticipated, the timing and strength of an economic recovery in the United States and changes to international economic conditions, the relative strength of the U.S. dollar compared with other foreign currencies, especially the Euro, economic conditions in developing countries, specifically Brazil and Russia, and changes in overall demand, changes in domestic competition, changes in the cost or availability of raw materials, and the cost of compliance with environmental laws and regulations. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                               International Paper
                        Summary of Consolidated Earnings
                            Preliminary and Unaudited
            (In millions except for net sales and per share amounts)


                                                      Three Months Ended                     Nine Months Ended
                                                 ----------------------------          ------------------------------
                                                        September 30,                          September 30,
                                                 -----------------------------         -------------------------------

                                                   2002                2001               2002                2001
                                                 ----------         -----------         ----------         -----------

 Net Sales (In billions)                             $6.4                $6.5              $18.7               $20.1
                                                 ----------         -----------         ----------         -----------

 Earnings (Loss) Before Interest, Income
 Taxes, Minority Interest, Extraordinary Items        454(a)              (52)(c)          1,233(a,b)             86(d)
   and Cumulative Effect of Accounting Change

    Interest expense, net                             186                 235                590                 718
                                                 ---------        -----------         ----------         -----------

 Earnings (Loss) Before Income Taxes,
 Minority Interest, Extraordinary Items and           268(a)             (287)(c)            643(a,b)           (632)(d)
   Cumulative Effect of Accounting Change

    Income tax provision                               85(a)              (45)(c)            118(a,b)           (174)(d)

    Minority interest expense, net of taxes            38(a)               33                100(a,b)            112(d)
                                                 ---------        -----------         ----------         -----------

 Earnings (Loss) Before Extraordinary Items
    And Cumulative Effect of Accounting
    Change                                            145(a)             (275)(c)            425(a,b)           (570)(d)

      Gains (losses) on sales of investments and
         businesses, net of taxes and
         minority interest                              -                 -                  -                   (46)(e)

      Cumulative effect of change in
         accounting for derivatives and hedging
         activities, net of taxes and minority
         interest                                       -                 -                  -                   (16)
                                                 ---------        -----------         ----------         -----------


 Net Earnings (Loss)                                 $145(a)            $(275)(c)           $425(a,b)          $(632)(d,e)
                                                 =========        ===========         ==========         ===========

 Earnings (Loss) Per Common Share Before
   Extraordinary Items and Cumulative
     Effect of Accounting Change                    $0.30(a)           $(0.57)(c)          $0.88(a,b)         $(1.18)(d)

 Earnings (Loss) Per Common Share -
      Extraordinary Items                               -                 -                  -                 (0.10)(e)
      Cumulative Effect of Accounting Change            -                 -                  -                 (0.03)
                                                 ---------        -----------         ----------         -----------

 Earnings (Loss) Per Common Share                   $0.30(a)           $(0.57)(c)          $0.88(a,b)         $(1.31)(d,e)
                                                 =========        ===========         ==========         ===========

 Earnings (Loss) Per Common Share -
   Assuming Dilution                                $0.30(a)           $(0.57)(c)          $0.88(a,b)         $(1.31)(d,e)
                                                 =========        ===========         ==========         ===========


 Average Shares of Common Stock Outstanding         481.1               482.9              482.0               482.9
                                                 =========        ===========         ==========         ===========


(a) Includes a pre-tax charge of $10 million ($4 million after taxes and minority interest) for business realignment severance costs, a pre-tax charge of $9 million ($5 million after taxes and minority interest) for asset impairment charges, and a net $3 million gain before taxes ($1 million after taxes) related to adjustments of gains (losses) of businesses previously sold.

(b) Includes a $10 million pre-tax credit ($7 million after taxes) for the reversal of reserves no longer required, a pre-tax charge of $79 million ($50 million after taxes) for facility closures, administrative realignment and related severance costs, and a net $28 million gain before taxes and minority interest ($96 million after taxes and minority interest) related to sales and expenses of businesses held for sale. (The larger gain on an after-tax basis results from reversing the assumed stock-sale tax treatment of the 2001 fourth quarter write-down of the assets of Arizona Chemical to estimated realizable value.)

(c) Includes a net gain of $47 million before taxes (net loss of $2 million after taxes) related to disposition and impairment losses on assets of businesses held for sale, and charges in the amount of $481 million before taxes ($341 million after taxes) in connection with facility and business rationalizations and an increase in litigation related reserves.

(d) Includes a pre-tax charge of $38 million ($57 million after taxes) related to dispositions and asset impairments of businesses held for sale, a $946 million charge before taxes and minority interest ($641 million after taxes and minority interest) for asset shutdowns of excess internal capacity, cost reduction actions, and additions to existing Masonite legal reserves, and a $42 million pre-tax charge ($28 million after taxes) for Champion merger integration costs.

(e) Includes an extraordinary pre-tax charge of $73 million ($46 million after taxes) related to the impairment of the Masonite business and the divestiture of the Petroleum and Minerals assets.

                           International Paper Company
                        Summary of Consolidated Earnings
                            Preliminary and Unaudited
                   (In Millions except for per share amounts)


                                                         Three Months Ended                     Nine Months Ended
                                                            September 30,                         September 30,
                                                    ------------------------------         ----------------------------
                                                       2002              2001                 2002             2001
                                                    ------------      ------------         -----------      -----------

       Net Earnings Before Special Items             $      153       $        68           $     380       $      156

Reversal of reserves no longer required                       -                 -                   7                -
Merger integration costs                                      -                 -                   -              (28)
Restructuring and other charges                              (9)             (341)                (59)            (641)
Net gains (losses) on sales and impairments
  of businesses held for sale                                 1                (2)                 97             (103)
Cumulative effect of change in accounting
  for derivatives and hedging activities                      -                 -                   -              (16)
                                                    ------------      ------------         -----------      -----------
        Net Earnings (Loss) as Reported              $      145       $      (275)          $     425       $     (632)
                                                    ============      ============         ===========      ===========

                                                         Three Months Ended                     Nine Months Ended
                                                            September 30,                         September 30,
                                                    ------------------------------         ----------------------------
                                                       2002              2001                 2002             2001
                                                    ------------      ------------         -----------      -----------
Earnings Per Common Share
     Before Special Items                            $     0.32       $      0.14           $    0.79       $     0.32

Reversal of reserves no longer required                       -                 -                0.01                -
Merger integration costs                                      -                 -                                (0.06)
Restructuring and other charges                           (0.02)            (0.71)              (0.12)           (1.33)
Net gains (losses) on sales and impairments
  of businesses held for sale                                 -                 -                0.20            (0.21)
Cumulative effect of change in accounting
  for derivatives and hedging activities                      -                 -                   -            (0.03)
                                                    ------------      ------------         -----------      -----------
Earnings (Loss) Per Common Share as Reported         $     0.30       $     (0.57)          $    0.88       $    (1.31)
                                                    ============      ============         ===========      ===========


                               International Paper
                     Sales and Earnings by Industry Segment
                            Preliminary and Unaudited
                                  (In Millions)


   Sales by Industry Segment

                                                        Three Months Ended                  Nine Months Ended
                                                          September 30,                       September 30,
                                                    ---------------------------        ----------------------------
                                                       2002            2001               2002            2001
                                                    -----------     -----------        -----------     ------------
Printing Papers                                      $   1,965      $    1,945         $    5,600      $     5,975
Industrial and Consumer Packaging                        1,565           1,550              4,555            4,725
Distribution                                             1,605           1,665              4,715            5,175
Forest Products                                            745             725              2,325            2,130
Carter Holt Harvey                                         500             455              1,390            1,250
Specialty Businesses and Other (1)                         340             530              1,205            1,920
Less:  Intersegment Sales                                 (377)           (341)            (1,104)          (1,066)
                                                    -----------     -----------        -----------     ------------

                                                     $   6,343      $    6,529         $   18,686      $    20,109
                                                    ===========     ===========        ===========     ============


Earnings by Industry Segment

                                                        Three Months Ended                  Nine Months Ended
                                                          September 30,                       September 30,
                                                    ---------------------------        -----------------------------
                                                      2002             2001               2002             2001
                                                    ----------      -----------        -----------     -------------
Printing Papers                                      $    180         $    146          $     362      $        419
Industrial and Consumer Packaging                         128              127                401               379
Distribution                                               23                5                 64                31
Forest Products                                           164              184                544               502
Carter Holt Harvey                                         16              (1)                 40                 5
Specialty Businesses and Other (1)                         12               16                 38                49
                                                    ----------      -----------        -----------     -------------

Operating Profit                                          523              477              1,449             1,385

Interest expense, net                                    (186)            (235)              (590)             (718)
Minority interest (2)                                      18               (6)                43                 7
Corporate items, net (3)                                  (71)             (89)              (202)             (280)
Merger integration costs                                    -                -                  -               (42)
Restructuring and other charges                           (19)            (481)               (98)             (946)
Net gains (losses) on sales and impairments of
   businesses held for sale                                 3               47                 31               (38)
Reversal of reserves no longer required                     -                -                 10                 -
                                                    ----------      -----------        -----------     -------------

Earnings (loss) before income taxes, minority
   interest, extraordinary items and
   cumulative effect of accounting change            $    268         $   (287)         $     643       $      (632)
                                                    ==========      ===========        ===========     =============

(1) Includes Arizona Chemical, Chemical Cellulose Pulp and Industrial Papers, as well as other smaller businesses identified in our divestiture program.

(2) Operating profits for industry segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes, minority interest, extraordinary extraordinary items, and cumulative effect of accounting change.

(3) Corporate net expense was $71 million for the three months ended September 30, 2002, compared with $89 million for the three months ended September 30, 2001. The decrease was primarily the result of the elimination of goodwill amortization and lower natural gas hedging costs offset in part by lower pension income, a reduction of foreign exchange gains and higher benefit expenses.

    Corporate net expense was $202 million for the nine months ended September 30, 2002, compared with $280 million for the nine months ended September 30, 2001. The decrease was primarily the result of the elimination of goodwill amortization, lower natural gas hedging and inventory-related costs offset in part by lower pension income and higher benefit expenses.

                               International Paper
                        Sales Volumes by Product (1) (2)
                            Preliminary and Unaudited



                                                           Three Months Ended           Nine Months Ended
                                                             September 30,                September 30,
                                                        -------------------------     -----------------------
                                                          2002           2001           2002          2001
                                                        ----------   ------------     ----------    ---------
Printing Papers (In thousands of short tons)
     Uncoated Papers and Bristols                           1,664          1,589          4,899        4,850
     Coated Papers                                            615            587          1,657        1,613
     Market Pulp                                              654            699          1,853        1,853

Packaging (In thousands of short tons)
     Containerboard                                           611            527          1,695        1,582
     Bleached Packaging Board                                 343            296            994          919
     Kraft                                                    159            148            472          423
     Industrial and Consumer Packaging                      1,122          1,138          3,403        3,558

Forest Products (In millions)
     Panels (sq. ft. 3/8" - basis)                            585            819          1,905        2,267
     Lumber (board feet)                                    1,099          1,056          3,222        3,057
     MDF and Particleboard (sq. ft. 3/4" - basis)             130            183            500          488


(1) Includes third party and inter-segment sales.
(2) Sales Volumes for divested businesses are included through the date of sale.

                           INTERNATIONAL PAPER COMPANY
                           Consolidated Balance Sheet
                            Preliminary and Unaudited
                                  (In Millions)


                                                                   September 30,          December 31,
                                                                        2002                 2001 (a)
                                                                 -------------------    ------------------
Assets
Current Assets
   Cash and temporary investments                                    $       994            $     1,224
   Accounts and notes receivable, net                                      2,882                  2,778
   Inventories                                                             2,846                  2,877
   Assets of businesses held for sale                                        131                    219
   Other current assets                                                    1,162                  1,057
                                                                     -----------            -----------
     Total Current Assets                                                  8,015                  8,155
                                                                     -----------            -----------

Plants, Properties and Equipment, net                                     14,020                 14,616
Forestlands                                                                3,792                  4,197
Investments                                                                  204                    239
Goodwill                                                                   6,584                  6,543
Deferred Charges and Other Assets                                          3,660                  3,427
                                                                     -----------            -----------
Total Assets                                                         $    36,275            $    37,177
                                                                     ===========            ===========

Liabilities and Common Shareholders' Equity
Current Liabilities
   Notes payable and current maturities of long-term debt            $       732            $       957
   Liabilities of businesses held for sale                                    41                     77
   Accounts payable and accrued liabilities                                4,360                  4,307
                                                                     -----------            -----------
     Total Current Liabilities                                             5,133                  5,341
                                                                     -----------            -----------

Long-Term Debt                                                            11,926                 12,457
Deferred Income Taxes                                                      3,937                  3,996
Other Liabilities                                                          1,919                  2,012
Minority Interest                                                          1,396                  1,275
Preferred Securities                                                       1,805                  1,805

Common Shareholders' Equity
   Invested capital                                                        5,474                  5,669
   Retained earnings                                                       4,685                  4,622
                                                                     -----------            -----------
     Total Common Shareholders' Equity                                    10,159                 10,291
                                                                     -----------            -----------
Total Liabilities and Common Shareholders' Equity                    $    36,275            $    37,177
                                                                     ===========            ===========

(a) December 31, 2001 amounts have been restated to reclassify the assets and liabilities of the Arizona Chemical and Industrial Papers businesses from Assets and Liabilities of businesses held for sale.